Exhibit 99.2

UNAUDITED PROFORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Macquarie Infrastructure Company LLC
Condensed Combined Pro Forma Balance Sheet
As of June 30, 2007
($ in thousands, except share amounts)

			Acquisitions
	MIC	Option	SJJC	Pro forma Adjustments		Pro forma Combined
	$	$	$	$		$
ASSETS
Current assets:
Cash and cash equivalents	73,000	(25,500)	1,508	(19,925	) A	29,083
Restricted cash	1,290		—	—		1,290
Accounts receivable, less allowance for doubtful debts	66,291		11,853	—		78,144
Dividends receivable	7,000		—	—		7,000
Other receivables	126		—	—		126
Inventories	12,539		446	—		12,985
Prepaid expenses	4,564		908	50	B	5,522
Deferred income taxes	2,411		—	—		2,411
Other	12,747	25,500	—	(25,500	) A	12,747
Total current assets	179,968	—	14,715	(45,375)		149,308

Property, equipment, land and leasehold improvements, net	550,165		18,162	14,094	C	582,421

Restricted cash	25,551		—	1,509	D	27,060
Equipment lease receivables	40,101		—	—		40,101
Investment in unconsolidated business	227,958		—	—		227,958
Goodwill	513,867		5,931	38,239	E	558,037
Intangible assets, net	553,441		5,207	99,593	F	658,241
Deposits and deferred costs on acquisitions	2,717		—	—		2,717
Deferred financing costs, net of accumulated amortization	18,908		—	723	G	19,631
Fair value of derivative instruments	11,681		24	—		11,705
Other	2,933		631	—		3,564
Total assets	2,127,290	—	44,670	108,783		2,280,743

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Due to manager	49,871		—	—		49,871
Accounts payable	34,235		3,326	—		37,561
Accrued expenses	27,030		2,235	—		29,265
Current portion of notes payable and capital leases	11,954		—	—		11,954
Current portion of long-term debt	6,757		599	59,401	H	66,757
Distributions payable	-		—	—		—
Fair value of derivative instruments	1,278		—	—		1,278
Other	8,484		5,706	—		14,190
Total current liabilities	139,609	—	11,866	59,401		210,876

Capital leases and notes payable, net of current portion	2,320		—	—		2,320
Long-term debt, net of current portion	991,326		7,613	74,573	H	1,073,512
Deferred income taxes	149,226		—	—		149,226
Fair value of derivative instruments	—		—	—		—
Other	27,959		—	—		27,959
Total liabilities	1,310,440	—	19,479	133,974		1,463,893

Minority interests	7677	—	—	—		7,677

Stockholders' equity:
LLC Interests, no par value; 500,000,000 authorized; 37,562,165 shares issued and outstanding at June 30, 2007	820,700		—	—		820,700
Accumulated other comprehensive (loss) income	6,044		24	(24	) I	6,044
Accumulated loss	(17,571)					(17,571)
Members' equity	—		25,167	(25,167	) J
Total stockholders' equity	809,173	—	25,191	(25,191)		809,173

Total liabilities and stockholders' equity	2,127,290	—	44,670	108,783		2,280,743

		As at June 30,
		2007
		($ in thousands)

A	Cash
	Subsequent to June 30, 2007, MIC purchased an option to acquire SJJC at a price $25.5 million less than the estimated fair value of SJJC. This transaction is shown to reflect the total estimated fair value of SJJC at the acquisition date.	$(25,500)
	Cash used to fund purchase price	(19,925)

B	Prepaid expenses
	Reflects annual agency fees for SJJC long-term debt funded at closing	$50

C	Property, equipment, land and leasehold improvements, net
	Reflects excess of fair value over net book value	$14,094

D	Restricted cash
	Reflects restricted cash balance established for SJJC long-term debt	$1,509

E	Goodwill
	Reflects the purchase price paid for SJJC in excess of the fair value of net assets acquired	$38,239

F	Intangible assets, net
	Reflects the fair value of SJJC's airport operating rights, customer contracts and non-compete agreements	$99,593

G	Deferred financing costs, net of accumulated amortization
	Reflects deferred financing charges incurred as part of the SJJC long-term debt	$723

H	Long term debt
	Reflects the net increase in the Company’s short-term revolving credit facility as a result of the SJJC purchase	$(59,401)
	Reflects the net increase in SJJC's borrowings as a result of the SJJC purchase	$(74,573)

F	Accumulated other comprehensive (loss) income
	Reflects the elimination of SJJC’s historical other comprehensive income	$24

G	Accumulated earnings
	Reflects the elimination of SJJC’s historical accumulated earnings	$25,167

Macquarie Infrastructure Company LLC
Condensed Combined Pro Forma Statement of Operations
For the six months ended June 30, 2007
($ in thousands, except number of shares and per share data)

		Acquisitions
	MIC	SJJC	Pro forma Adjustments		Pro forma Combined
	$	$	$		$
Revenue
Revenue from product sales	110,648	8,081	—		118,729
Service revenue	57,086	11,638	—		68,724
Financing and equipment lease income	1,248	—	—		1,248
Total revenue	168,982	19,719	—		188,701

Costs and expenses					—
Cost of product sales	70,484	4,585	—		75,069
Cost of services	23,342	7,775	—		31,117
Selling, general and administrative	38,978	4,551	—		43,529
Fees to manager	5,561	—	—		5,561
Depreciation	3,891	445	—		4,336
Amortization of intangibles	6,928	45	1,895	(1)	8,868
Total operating expenses	149,184	17,401	1,895		168,480

Operating income	19,798	2,318	(1,895)		20,221

Other income (expense)
Dividend income	—	—	—		—
Interest income	1,459	23	—		1,482
Interest expense	(17,566)	(115)	(4,939)	(2)	(22,620)
Equity in earnings and amortization
charges of investees	3,465	—	—		3,465
Losses on derivative instruments	(477)	—	—		(477)
Other income (expense), net	(916)	—	—		(916)
Income (loss) before income taxes
and minority interests	5,763	2,226	(6,834)		1,155
Income tax benefit (expense)	2,045	(3)	1,696	(3)	3,738
Minority interests	69	—	—		69
Net income (loss)	7,877	2,223	(5,138)		4,962

Basic and diluted income per share	$0.21				$0.13

Weighted average number of shares outstanding:
Basic	37,562,165				37,562,165
Diluted	37,579,034				37,579,034

Reconciliation of net income (loss) to EBITDA
Net income (loss)	7,877	2,223	(5,138)		4,962
Interest expense, net	16,107	92	4,939	(2)	21,138
Income tax (benefit) expense	(2,045)	3	(1,696)	(3)	(3,738)
Depreciation expense (4)	6,357	445	—	—	6,802
Amortization of intangibles (4)	6,928	45	1,895	(1)	8,868
EBITDA	35,224	2,808	—		38,032

		Six Months Ended June 30,
		2007
		($ in thousands)

(1)	Amortization
	Additional amortization expense reflecting the Company’s share in the increase in value of certain SJJC intangible assets, depreciated over a period of 2 to 40 years.	$(1,895)

(2)	Interest expense
	Increase in interest expense assuming the amount drawn under MIC's revolving credit facility relating to the SJJC purchase was outstanding for the six months ended June 30, 2007.	$(1,943)
	Adjustment to interest expense assuming the amount drawn under SJJC's term loan was outstanding for the six months ended June 30, 2007	$(2,911)
	Amortization of deferred financing costs of $723,000 relating to SJJC's term loan.	$(85)
		$(4,939)
(3)	Income tax benefit
	Adjustment to record estimated tax benefit relating to the pro forma adjustments.	$1,696

(4)
Depreciation includes $2.9 million and $2.1 million for our district energy and airport parking businesses, respectively, which are included in cost of services. Depreciation and amortization of intangibles does not include our share of IMTT depreciation

	GRAND TOTAL OF ALL ADJUSTMENTS	$(5,138)